EXHIBIT EX.99.h.14


                              AMENDED AND RESTATED
                               SERVICES AGREEMENT

AGREEMENT made as of September 17, 2007 (the "Effective Date"), by and between WisdomTree Asset Management, Inc. ("WisdomTree") and WisdomTree Trust, a Delaware statutory trust (the "Trust"), on behalf of each series of the Trust listed on Appendix A, as amended from time to time (each, a "Fund").

WHEREAS, the Funds desire to retain WisdomTree to render certain services required by the Funds in the manner and on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto and hereinafter set forth, the parties covenant and agree as follows:

1. Provision of Services. Subject to direction of the independent trustees ("Independent Trustees") of the Trust, WisdomTree shall arrange for the provision of chief compliance officer ("CCO") services to the Trust. WisdomTree shall assume liability and responsibility for, and shall administer, payments to the CCO, the Independent Trustees and counsel to the Independent Trustees in such amounts as the Independent Trustees direct.

2. Services Fee. Each Fund shall pay an annual fee to WisdomTree of up to 0.0044% of average daily net assets (the "Services Fee"). The Services Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly in arrears to WisdomTree. Services for periods of less than a month shall be prorated.

3. Duration, Termination and Amendment. The initial term of this Agreement with respect to each Fund is for the period from the Effective Date through July 31, 2008. Thereafter, with respect to each Fund, this Agreement will automatically renew from year to year provided such continuance is specifically approved by a majority of the Independent Trustees. This Agreement may be terminated by the Board of Trustees thirty (30) days prior to the next renewal period. This Agreement shall automatically and immediately terminate with respect to each Fund if (i) the Adviser no longer serves as investment adviser to such Fund, and
(ii) in the event of its "assignment" (as defined in the Investment Company Act of 1940). The termination of this Agreement with respect to any one Fund will not cause its termination with respect to any other Fund.

4. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to its conflict of law principles) and the applicable provisions of the Investment Company Act of 1940. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


WISDOMTREE TRUST                        WISDOMTREE ASSET MANAGEMENT, INC.




By: /s/ Jonathan Steinberg              By: /s/ Jonathan Steinberg
   ----------------------------         -------------------------
    Jonathan Steinberg                      Jonathan Steinberg
    President                               Chief Executive Officer


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                                   APPENDIX A
                                       TO
                               SERVICES AGREEMENT

                        AMENDED as of September 17, 2007

                             Portfolios of the Trust


DOMESTIC DIVIDEND FUNDS

WisdomTree Total Dividend
WisdomTree Dividend Top 100
WisdomTree High-Yielding Equity
WisdomTree LargeCap Dividend
WisdomTree MidCap Dividend
WisdomTree SmallCap Dividend

EARNINGS WEIGHTED FUNDS

WisdomTree Total Earnings Fund
WisdomTree Earnings 500 Fund
WisdomTree MidCap Earnings Fund
WisdomTree SmallCap Earnings Fund
WisdomTree Earnings Top 100 Fund
WisdomTree Low P/E Fund

INTERNATIONAL EQUITY FUNDS

WisdomTree DEFA Fund
WisdomTree DEFA High-Yielding Equity Fund
WisdomTree Europe Total Dividend    Fund
WisdomTree Europe High-Yielding Equity Fund
WisdomTree Europe SmallCap Dividend Fund
WisdomTree Japan Total Dividend Fund
WisdomTree Japan High-Yielding Equity Fund
WisdomTree Japan Total Dividend Fund
WisdomTree Pacific ex-Japan Total Dividend Fund
WisdomTree Pacific ex-Japan High-Yielding Equity Fund
WisdomTree International Dividend Top 100 Fund
WisdomTree International LargeCap   Fund
WisdomTree International MidCap Fund
WisdomTree International SmallCap Fund
WisdomTree International Real Estate Fund
WisdomTree Emerging Markets High-Yielding Equity Fund
WisdomTree Emerging Markets SmallCap Dividend Fund
WisdomTree Israel Total Dividend Fund


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INTERNATIONAL SECTOR FUNDS

WisdomTree International Basic Materials Sector Fund
WisdomTree International Communications Sector Fund
WisdomTree International Consumer Cyclical Sector Fund
WisdomTree International Consumer Non-Cyclical Sector Fund
WisdomTree International Energy Sector Fund
WisdomTree International Financial Sector Fund
WisdomTree International Health Care Sector Fund
WisdomTree International Industrial Sector Fund
WisdomTree International Technology Sector Fund
WisdomTree International Utilities Sector Fund

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